UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 29, 2008

NationsHealth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50348	06-1688360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13650 N. W. 8th Street, Suite 210, Sunrise, Florida		33325
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-903-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 which is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (e)

Lewis Stone served as President and Chief Information Officer of NationsHealth, Inc. (the "Company") pursuant to an employment agreement with the Company, dated as of March 9, 2004 (the "Original Stone Agreement"). As a result of the reorganization of certain corporate functions and duties, circumstances existed to allow Mr. Stone to terminate his employment as President and Chief Information Officer of the Company for good reason, in accordance with, and as defined under, the Original Stone Agreement. However, Mr. Stone and the Company agreed that it was in the best interests of the Company and its stockholders that Mr. Stone remain with the Company in an executive capacity. Accordingly, effective May 29, 2008, the Company appointed Mr. Stone as Executive Vice President of Corporate Development. In order to effectuate the foregoing changes, on May 29, 2008, Mr. Stone and the Company entered into (i) an Amended and Restated Employment Agreement (the "Stone Amended Agreement") and (ii) a Settlement Agreement and General Release (the "Settlement Agreement"). Mr. Stone will also continue to serve on the Company’s Board of Directors.

Pursuant to the terms of the Stone Amended Agreement and the Settlement Agreement, (i) Mr. Stone resigned as the Company’s President and Chief Information Officer effective May 29, 2008, and (ii) effective May 29, 2008, Mr. Stone began serving as Executive Vice President of Corporate Development. Mr. Stone will receive, as he was contractually entitled to receive under the Original Stone Agreement, 24 months of base salary, representing $1,000,000 (the "Stone Severance Benefits"), which will be paid out by the Company in 20 equal payments in accordance with its normal payroll practices (semi-monthly) beginning on or about May 31, 2008 and ending March 15, 2009. Additionally, all of Mr. Stone’s outstanding unvested stock options granted prior to May 15, 2008 immediately vested. The Stone Amended Agreement provides for a minimum annual base salary of $200,000 to Mr. Stone effective with the pay period ending May 31, 2008, and bonuses and equity awards at the discretion of the Company. If the Company fails to pay the Stone Severance Benefits in their entirety before March 15, 2009 and Mr. Stone incurs excise taxes, penalties, or interest under Section 409A of the Internal Revenue Code, the Company will pay such excise taxes, penalties, and interest and indemnify Mr. Stone for any and all out-of-pocket costs (including reasonable attorneys’ and accountants’ fees, costs, and expenses) related to such tax, penalty, or interest assessment. In the event the Company terminates Mr. Stone’s employment for other than cause, or Mr. Stone terminates his employment for good reason or because of his disability, the Company will pay, within 30 days of the date of termination, a lump-sum payment equivalent to the amount of any unpaid balance of the Stone Severance Benefits.

Additionally, if the Stone Amended Agreement is terminated by the Company other than for cause or by Mr. Stone for good reason or by reason of his disability, in each case as defined in the Stone Amended Agreement, Mr. Stone will be entitled to termination benefits, which shall include payment of his then-current base salary for three months, medical insurance for Mr. Stone and his immediate family for the maximum period allowed under COBRA, and full vesting of any unvested stock options and restricted stock then held by him. Furthermore, in connection with the Settlement Agreement, Mr. Stone agreed that for 18 months from May 29, 2008, he will not compete with, solicit business from the customers of, or solicit employees of, NationsHealth or its affiliates.

Similar to the Original Stone Agreement, the Stone Amended Agreement also provides that if the Company or Mr. Stone terminates employment in any of several specified events, that Mr. Stone has the right to cause the Company to repurchase a number of shares of common stock owned by Mr. Stone with a value of up to $3,000,000 based on then current market prices. Alternatively, the Company may elect to sell the shares of common stock to third parties or to register the resale of the shares. If such a sale or registration results in proceeds less than the amount Mr. Stone is to receive related to his right to sell, then the Company is required to pay to the executive the difference between the requested dollar amount and the proceeds of the sale.

This discussion of the principal terms of the Stone Amended Agreement and the Settlement Agreement are qualified in their entirety by reference to the agreements, a copy of each of which is attached to this filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.67 Amended and Restated Employment Agreement dated as of May 29, 2008, by and between NationsHealth, Inc. and Lewis Stone.

10.68 Settlement Agreement and General Release between Lewis Stone and NationsHealth, Inc. dated May 29, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NationsHealth, Inc.

May 29, 2008	By:	Timothy Fairbanks

Name: Timothy Fairbanks
Title: Chief Operating Officer

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Exhibit Index

Exhibit No.	Description

10.67	Amended and Restated Employment Agreement dated as of May 29, 2008, by and between Lewis Stone and NationsHealth, Inc.
10.68	Settlement Agreement and General Release between Lewis Stone and NationsHealth, Inc. dated May 29, 2008.